Exhibit 8.1

TROUTMAN SANDERS LLP Attorneys at Law 875 Third Avenue New York, New York 10022 212.704.6000 telephone troutmansanders.com

July 14, 2016

SQN Asset Income Fund V, L.P.
c/o SQN AIF V GP, LLC

100 Arboretum Drive, Suite 105

Newington, New Hampshire 03801

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are counsel to SQN Asset Income Fund V, L.P., a Delaware limited partnership (the “Fund”), in connection with its Registration Statement on Form S-1 (File No. 333-211262 and all amendments thereto, the “Registration Statement”), filed by the Fund with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale of up to 25,000,000 Units representing limited partnership interests in the Fund (the “Interests”). We have been asked to provide opinions on certain federal income tax matters relating to the Fund pursuant to Item 601(b)(8) of Regulation S-K. The capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed to them in the latest dated Prospectus of the Fund included in the Fund’s Registration Statement (the “Prospectus”).

For purposes of this opinion letter, we have examined and relied upon the following documents:

1. A copy of the Prospectus;

2. A copy of the Registration Statement;

3. The Certificate of Limited Partnership of the Fund, filed with the Secretary of State of the State of Delaware on January 14, 2016, as certified by SQN AIF V GP, LLC, the General Partner of the Fund (the “General Partner”), on the date hereof as being true, correct and complete, and in full force and effect;

4. A copy of the Amended and Restated Agreement of Limited Partnership of the Fund, as amended through the date hereof, as certified by the General Partner of the Fund on the date hereof as being true, correct and complete, and in full force and effect;

5. The Representation Letter dated as of even date herewith, delivered to us by the General Partner on behalf of the Fund; and

6. Such other additional instruments and documents, representations of the Fund and of certain other persons, and such matters of law, all as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of each person executing a document to so act. For purposes of the opinions contained herein, we have assumed, with your consent, the following:

●	that the documents shown to us are true, correct and complete and we have been shown all modifications to such documents;

●	that the documents shown to us as certified or photocopies of original documents conform to the original documents;

●	that the documents listed above that have been reviewed in proposed or draft form will be executed in substantially the same form as the documents that we have reviewed; and

●	that all of the representations, factual assumptions and statements set forth in the documents listed above, including, without limitation, the representations, factual assumptions and statements of the Fund set forth in the section of the Prospectus (and all amendments thereto) entitled “Material U.S. Federal Income Tax Consequences” are true and correct, and that all obligations imposed by any such documents on the parties thereto, and all obligations described in the Prospectus, as amended, that are assumed, represented or intended to be effected by the Fund in such documents to maintain its classification as a partnership for federal income tax purposes, have been and will be performed or satisfied in accordance with their terms.

Our opinions are based upon the facts described in the Prospectus (and all amendments thereto) and upon facts as they have been represented to us or determined by us as of this date. Any inaccuracies in or alterations of such facts may adversely affect our opinions. For purposes of our opinions, we have relied upon the representations made by the officers and directors of the General Partner of the Fund as set forth in the Prospectus (and all amendments thereto) and elsewhere, including the Representation Letter, and we have not made an independent investigation of the facts or representations set forth in such documents. Further, our opinions are based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, administrative pronouncements of the Internal Revenue Service (the “Service”), and judicial decisions, all as in effect as of the date hereof.

Accordingly, we are of the opinion that:

1. The Fund will be classified as a partnership and not as an association taxable as a corporation for federal income tax purposes, and the Fund will not be a “publicly traded partnership” within the meaning of Section 7704 of the Code.

2. The statements in the Prospectus set forth under the caption “Material U.S. Federal Income Tax Consequences,” to the extent such statements constitute matters of U.S. federal income tax law, or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects (the opinions attributed to us in the Prospectus set forth under the caption “Material U.S. Federal Income Tax Consequences” are our opinions, subject to the qualifications, assumptions and limitations set forth in the Prospectus and this opinion).

Please note that the Prospectus further states that the Fund’s classification and taxation as a partnership will depend upon its ability (based on its actual operations) to meet the requirements set forth to be classified as a partnership and not as a publicly traded partnership. Troutman Sanders LLP will not review compliance with such requirements on a continuing basis or issue any opinions in the future, unless expressly requested to do so.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Interests pursuant to the Prospectus, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the references to our firm in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or under the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Troutman Sanders LLP
TROUTMAN SANDERS LLP